Exhibit 11

	GLENAYRE TECHNOLOGIES, INC.
	Computation of Earnings per Common Share
	For the Three Years Ended December 31, 1994(1)
	(In Thousands Except per Share Amounts)


						             Year Ended December 31,
						    1994    	       1993     	     1992
Income from continuing operations
   before extraordinary item                 $      33,095         $   23,700           $        865
Gain (loss) from discontinued operations               388                100                 (7,990)
Income (loss) before extraordinary item             33,483             23,800                 (7,125)
Extraordinary item                                      --             (1,695)                    --
Net income (loss)                            $      33,483         $   22,105           $     (7,125)

Primary Earnings Per Share

Weighted average shares outstanding
   during the period                               24,448              20,161                 16,670
Add incremental shares from:
   - 1987 Stock Option Plan                           295                 408                     --
   - Long-Term Incentive Plan                       1,344               1,119                     --
   - Common Stock Warrants                             --                 265                     --
   - Employee Stock Purchase Plan                       3                   2                     --
   Total                                           26,090              21,955                 16,670

Continuing operations                        $       1.27              $ 1.08           $        .05
Discontinued operations                               .01                  --                   (.48)
Income (loss) before extraordinary item              1.28                1.08                   (.43)
Extraordinary item                                     --                (.07)                    --
Net income (loss) per share                  $       1.28          $     1.01           $       (.43)

Fully Diluted Earnings Per Share

Weighted average shares outstanding
   during the period                               24,448              20,161                 16,670
Add incremental shares from:
   - 1987 Stock Option Plan                           300                 447                    --
   -  Long-Term Incentive Plan                      1,378               1,245                    --
   - Common Stock Warrants                             --                 314                    --
   - Employee Stock Purchase Plan                       4                   2                    --
   Total                                           26,130              22,169                16,670

Continuing operations                        $       1.27          $     1.07           $       .05
Discontinued operations                               .01                  --                  (.48)
Income (loss) before extraordinary item              1.28                1.07                  (.43)
Extraordinary item                                     --                (.07)                    --
Net income (loss) per share                  $       1.28          $     1.00           $      (.43)

(1)	Financial information contained in this report has been adjusted for a three-for-two common stock split distributed on January 5, 1995.